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
                                                                                    Exhibit 12.1

                                      HRPT PROPERTIES TRUST
                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollars in thousands, except ratio amounts)


                                                         Year Ended December 31,
                                           ----------------------------------------------------
                                              1999      1998       1997       1996       1995
                                           ----------------------------------------------------
Income before gain on sale of properties
  and extraordinary item                   $105,555   $146,656   $112,204   $ 77,164   $ 61,760
Fixed charges                                90,772     66,253     38,564     23,279     26,218
                                           --------   --------   --------   --------   --------
Adjusted Earnings                          $196,327   $212,909   $150,768   $100,443   $ 87,978
                                           ========   ========   ========   ========   ========

Fixed Charges:
Interest expense                           $ 87,470   $ 64,326   $ 36,766   $ 22,545   $ 24,274
Amortization of deferred financing costs      3,302      1,927      1,798        734      1,944
                                           --------   --------   --------   --------   --------
Total Fixed Charges                        $ 90,772   $ 66,253   $ 38,564   $ 23,279   $ 26,218
                                           ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges             2.2x       3.2x       3.9x       4.3x       3.4x
                                           ========   ========   ========   ========   ========


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